EXHIBIT 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the Class B Ordinary Shares of Gridsum Holding Inc. and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 15th day of May, 2018.

FutureX Innovation SPC (on behalf of and for the account of New Technology Fund II SP as one of its segregated portfolios)

By:	/s/ ZHANG Qian
Name: ZHANG Qian
Title: Director

FutureX Capital Limited

By:	/s/ ZHANG Qian
Name: ZHANG Qian
Title: Director

FutureX Asset Management Limited

By:	/s/ RONG Yuqian
Name: RONG Yuqian
Title: Director

/s/ ZHANG Qian
ZHANG Qian

/s/ RONG Yuqian
RONG Yuqian

[Signature Page to Joint Filing Agreement – Gridsum Holding Inc.]